Exhibit 10.1

c6ilnection· we solve IT-March I, 2019 Thomas Baker 10 Frying Pan Lane Hampton Falls, NH 03844 Dear Tom, Welcome to Connection! We are pleased to confirm our offer of employment to join our Company as Chief Financial Officer working out of our Merrimack, NH facility beginning on March 1 . You will report to Tim McGrath, President and Chief Executive Officer. Your starting weekly base salary will be $14,423.077 per bi-weekly pay period or $375,000 if annualized, based on a scheduled 40 hour work week. In addition, you will be eligible to participate in the 2019 executive bonus program with an incentive target of 100% of your base salary which will be prorated to your hire date. Bonus payouts are determined in Quarter one of the following year and payable by mid-March of2020. In anticipation of your contributions to the continued growth and success of the company and your senior managerial role, the Company intends to provide you with twenty thousand (20,000) Restricted Stock Units, which will vest over four years in increments of25%, beginning one year after the grant date. This grant will be given to you on or about the day of the first meeting of the Board of Directors following your employment start date, and will be issued under the Company's Amended and Restated 2007 Stock Incentive Plan. In the event the company terminates your employment for any reason other than cause, death or disability, you will receive severance pay at the base salary level then applicable to you, for up to 6 months or until you find subsequent employment, whichever is earlier. Payment of severance is subject to you signing the company's standard separation agreement and release of claims. Cause shall include, without limitation, failure to comply with rules, standards, or procedures promulgated by the company; neglect of or substandard performance of your assigned responsibilities; breach ofthe terms of the Employment Agreement; falsification of company records or documents; or any act of dishonesty or moral turpitude. A reorganization or modification of your duties would not constitute termination. Orientation You will attend New Employee Orientation on Monday, March 4, 2019 at the MetTimack, NH facility. Stay tuned for more detail. Benefits You will also be eligible to patticipate in our group insurance programs which irtclude medical, dental, life, and disability income insurance, and in the company's 401(k) and profit sharing plans, all as described on the enclosed documentation. Pre-Employment Obligations You hereby represent and warrant to Connection, Inc. that your employment with Connection, Inc. will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you will not violate any restrictive covenants or other duties owed to third patties during your employment with Connection, Inc. You expressly agree that you will abide by all applicable provisions of any employment related agreement with your cunent employer and that under no circumstances will you use or disclose any confidential information or materials belonging to those entities during the course of your employment with Connection, Inc. You further covenant that you have not taken, copied, forwarded to third parties, or otherwise misappropriated any documents or materials belonging to any former employer. Your strict adherence to all of the foregoing covenants shall be an express condition of your continuing employment with Connection, Inc. 730 Milford Road • Merrimack, NH 03054 • Main: 603.683.2000 • www.connection.com

Connection
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Employment Agreement
As a condition of your employment, Connection, Inc. requires that you agree to the terms of its Employee Agreement. A copy of the Employee Agreement is attached for your signature. You will be considered an "employee-at-will" and nothing in this letter, or any other Connection, Inc. document, is intended to create an employment contract, unless it explicitly states to the contrary. In addition, please note that all insurance plans and policies and company procedures are subject to change, without notice.

I-9 Employment Eligibility Verification
Please review the Immigration Reform and Control Act (IRCA) information and be prepared to present the requested documentation to the HR department on your first day of employment with Connection. Federal law requires all employers to verify the identity and employment eligibility of all persons hired to work in the United States. Connection, Inc. provides the Social Security Administration and, if necessary, the Department of Homeland Security with information from each new employee's Form I-9 to confirm work authorization. Please visit the following link after you have returned a signed copy of your offer letter to complete your eI-9 Compliance Screening: https://www.pcconnection.com/ei9. This should be completed prior to your first day of employment with Connection.

Connection is an organization that has already built an outstanding reputation for excitement, innovation and quality. Tom, we truly are excited about you helping us improve several Operational areas of our business. We are confident you will bring much value and expertise to Connection. We look forward to your acceptance of our offer and becoming part of the team!

Sincerely,

Tim McGrath
President and CEO

Enclosures: Employee Agreement
Benefit Summary
2019 Executive Bonus Plan
IRCA List of Acceptable Documents

If you elect to accept this offer, please sign the letter and return it with all of the attachments to Richard Saporito, Sr. Vice President of Human Resources.

Offer Accepted:

Signature — Date: 3/4/19 — Start Date: 3/1/19

CC: Tim McGrath, Debra Paul, Richard Saporito,

730 Milford Road ▪ Merrimack, NH 03054 ▪ Main: 603.683.2000 ▪ www.connection.com